Exhibit 11

CASEY’S GENERAL STORES, INC.

Computation of Per Share Earnings

(Dollars in Thousands, Except Share and Per Share Amounts)

	Three Months Ended January 31,
	2004	2003
Basic earnings per share

Weighted average number of shares outstanding	49,925,479	49,650,045

Net income	$5,841	7,909

Basic earnings per common share	$.12	.16

Diluted earnings per share

Weighted average number of shares outstanding	49,925,479	49,650,045
Shares applicable to stock options	225,303	94,423

	50,150,782	49,744,468

Net income	$5,841	7,909

Diluted earnings per common share	$.12	.16

CASEY’S GENERAL STORES, INC.

Computation of Per Share Earnings

(Dollars in Thousands, Except Share and Per Share Amounts)

	Nine Months Ended January 31,
	2004	2003
Basic earnings per share

Weighted average number of shares outstanding	49,833,068	49,639,534

Net income	$35,438	34,251

Basic earnings per common share	$.71	.69

Diluted earnings per share

Weighted average number of shares outstanding	49,833,068	49,639,534
Shares applicable to stock options	161,478	91,968

	49,994,546	49,731,502

Net income	$35,438	34,251

Diluted earnings per common share	$.71	.69